Exhibit 10.32

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$1,350,000,00	05-11-2012	05-01-2017	5051014			CB

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations

Borrower:	Superior Drilling Products of California, LLC	Lender:	US Employment Development Lending Center, LLC
	2221 North 3250 West		1 World Trade Center, Suite 1870
	Vernal, UT 84078		Long Beach, CA 90831

Principal Amount: $1,350,000.00	Date of Note: May 11, 2012

PROMISE TO PAY. Superior Drilling Products of California, LLC (“Borrower”) promises to pay to US Employment Development Lending Center, LLC (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million Three Hundred Fifty Thousand & 00/100 Dollars ($1,350,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in accordance with the following payment schedule, which calculates Interest on the unpaid principal balances as described in the “INTEREST CALCULATION METHOD” paragraph using the interest rates described in this paragraph: 6 monthly consecutive interest payments, beginning June 1, 2012, with interest calculated on the unpaid principal balances using an interest rate of 5.500%; 53 monthly consecutive principal and interest payments of $9,346.39 each, beginning December 1, 2012, with interest calculated on the unpaid principal balances using an interest rate of 5.500%; and one principal and interest payment of $1,171,102.89 on May 1, 2017, with interest calculated on the unpaid principal balances using an interest rate of 5.500%. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT; MINIMUM INTEREST CHARGE. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $50.00. Upon prepayment of this Note, Lender is entitled to the following prepayment fee: 5% on amounts prepaid during years 1 through 4. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s’obligation to continue to make payments under the payment schedule. Rather, eariy payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: US Employment Development Lending Center, LLC, 1 World Trade Center, Suite 1870 Long Beach, CA 90831.

INTEREST RESERVES. Borrower authorizes Lender to place $23,000.00 of the Principal Amount as an interest reserve, which is an estimate of the interest due on the Note for the draw phase (“Interest Reserve”). Borrower may pay interest due directly to Lender. In the event Borrower does not make an interest payment, Lender may automatically deduct the interest due from the Interest Reserve. Interest will accrue, as described in this Note, on amounts deducted from the Interest Reserve. In the event the interest due under this Note for the draw phase exceeds the Interest Reserve, Borrower will pay accrued unpaid interest when due according to the terms of this Note. At the end of the draw phase, Lender will advance or disburse the remaining Interest Reserve, if any, to Borrower.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by adding an additional 5.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. After maturity, or after this Note would have matured had there been no default, the Default Rate Margin will continue to apply to the final interest rate described in this Note.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Environmental Default. Failure of any parly to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with any loan.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower’s existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

PROMISSORY NOTE

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Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note, is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Los Angeles County, State of California.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instruments listed herein:

(A) a Construction Deed of Trust dated May 11, 2012, to a trustee in favor of Lender on real property located in Kern County, Stafe of California. That agreement contains the following due on sale provision; Lender may, at Lender’s option, declare immediately due and payable all sums secured by the Construction Deed of Trust upon the sale or transfer, without Lender’s prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A “sale or transfer” means the conveyance of Real Property or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

(B) an Assignment of All Rents to Lender on real property located in Kem County, Slate of California,

(C) inventory, chattel paper, accounts, equipment, general intangibles, fixtures and mineral, oil and gas described in a Commercial Security Agreement dated May 11, 2012.

LINE OF CREDIT. This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Noto or by Lender’s internal records, including daily computer print-outs.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note, Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any Change in the terms of this Note, and unless otheiwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker pr endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PROMISSORY NOTE

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PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

SUPERIOR DRILLING PRODUCTS OF CALIFORNIA, LLC

By:	Annette D. Meier
Annette D, Meier, Manager or superior Drilling
Products of California, LLC

LASER PSO Lending Ver. 5.60.00.005 Copr. Harland Financial Solutions, Inc. 1997, 2012. All Rights Reserved - CA C:\HARLANDLP\CFI\LPL\G14.FC TR-112 PR-14